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                          CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus/Proxy Statement and Statement of Additional Information constituting parts of this registration statement on Form N-14 (the "Registration Statement") of our report dated November 20, 1997, relating to the financial statements and financial highlights of MAS Mid Cap Value Portfolio and MAS Balanced Portfolio, each a portfolio constituting part of MAS Funds, appearing in the September 30, 1997 Annual Report to the Shareholders of twenty-two of the twenty-four portfolios of MAS Funds, which financial statements and financial highlights are also incorporated by reference into this Registration Statement. We also consent to the references to us in relation to MAS Funds appearing under the heading "Information About the MAS and MSIF Portfolios - Financial Statements" in the Prospectus/Proxy Statement which is part of this Registration Statement. We also consent to the references to us under the headings "Financial Highlights" included in the Prospectuses (Institutional Class Shares, dated January 31, 1998 as supplemented through March 16, 1998 and Adviser Class Shares dated January 31, 1998 as supplemented through March 6, 1998) of MAS Funds, under the heading "Financial Statements" included in the Statement of Additional Information of MAS Funds dated January 31, 1998, all of which are incorporated by reference into the Registration Statement.

/s/Price Waterhouse LLP
Price Waterhouse LLP
Boston, Massachusetts
April 13, 1998